Exhibit (a)(30)

AMENDMENT NO. 29

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 29 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective July 10, 2020, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, the Prime Obligations Portfolio (“Portfolio”) was liquidated as of July 10, 2020, pursuant to a Plan of Liquidation approved by the Trustees, which provided for the liquidation of the Portfolio followed by the termination of the Portfolio as a series of the Trust;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Prime Obligations Portfolio of the Trust is abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.